Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

SUIC Worldwide Holdings Ltd.

We hereby consent to the incorporation of our report dated March 31, 2022, in the Registration Statement on the Amendment No. 2 to the Form F-4, under the Securities Act of 1933 (File No. 333-268865) with respect to the consolidated balance sheets of SUIC Worldwide Holdings Ltd. (the “Company”) as of December 31, 2021, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for the year then ended, and the related notes, which appears in this Annual Report of the Company on the Amendment No. 1 to Form 10-K for the year ended December 31, 2022.

/s/James Pai, CPA

James Pai, CPA

August 28, 2023

New York, NY

PCAOB ID No. 3826